Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated March 13, 2020, is by and among 24/7 Kid Doc, Inc., a Florida corporation (“TVMD”), QDM International Inc., a Florida corporation and a direct, wholly owned subsidiary of TVMD (“QDM”), and QDM Merger Sub, Inc., a Florida corporation and a direct, wholly owned subsidiary of QDM (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of TVMD unanimously has determined that it is advisable and in the best interests of TVMD's stockholders to effect a name change of TVMD by merging Merger Sub with and into TVMD, with TVMD being the surviving corporation (the “Merger”), and converting all the outstanding securities of TVMD into securities of QDM.

WHEREAS, on the date hereof, TVMD is authorized to issue 205,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.0001 per share (“TVMD Common Stock”), of which 166,765,752 shares are issued and outstanding; (ii) 1,000,000 Series A Preferred Shares (“TVMD Series A Preferred Shares”), of which no shares are issued and outstanding; (iii) 2,000,000 Series B Preferred Shares, par value $0.0001 per share (“TVMD Series B Preferred Shares”), of which 1,350,000 shares are issued and outstanding; and (iv) 2,000,000 shares of preferred stock, par value $0.0001 per share (“TVMD Preferred Shares”), of which no shares are issued and outstanding.

WHEREAS, as of the date hereof, QDM has the authority to issue 205,000,000 shares, consisting of: (i) 200,000,000 shares of common stock, par value $0.0001 per share (the “QDM Common Stock”); (ii) 1,000,000 Series A Preferred Shares, par value $0.0001 per share (the “QDM Series A Preferred Shares”); (iii) 2,000,000 Series B Preferred Shares, par value $0.0001 per share (the “QDM Series B Preferred Shares”); and (iv) 2,000,000 shares of preferred stock, par value $0.0001 per share (the “QDM Preferred Shares”).

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of QDM Common Stock, QDM Series A Preferred Shares, QDM Series B Shares and QDM Preferred Shares are the same as those of TVMD Common Stock, TVMD Series A Preferred Shares, TVMD Series B Shares and TVMD Preferred Shares, respectively.

WHEREAS, the Articles of Incorporation of QDM and the Bylaws of QDM contain provisions identical to the Articles of Incorporation of TVMD and the Bylaws of TVMD, in effect as of the date hereof, respectively (other than as permitted by Section 607.11045 of the Florida Business Corporation Act (the “FBCA”)).

WHEREAS, QDM and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than QDM’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Board of Directors of each of TVMD, QDM and Merger Sub have approved this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Merger will be consummated pursuant to Section 607.11045 of the FBCA and does not require the approval of TVMD's shareholders;

WHEREAS, QDM, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

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WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, TVMD, QDM and Merger Sub hereby agree as follows:

1. Constituent Corporations. TVMD and Merger Sub shall be parties to the Merger.

2. Terms and Conditions of Merger. Merger Sub shall, pursuant to the provisions of Section 607.11045 of the FBCA, be merged with and into TVMD, which shall continue to exist pursuant to the laws of the State of Florida (the “Surviving Corporation”). At the effective time of the Merger (as set forth in paragraph 8) (the “Effective Time”), the existence of the Merger Sub shall cease. At the Effective Time and in accordance with the Section 607.1106 of the FBCA, the Surviving Corporation shall succeed to all of the property and be responsible and liable for all of the liabilities of the Merger Sub.

3. Capital Stock. At the Effective Time:

(a) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(b) each share of TVMD Common Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of QDM Common Stock; and each share of TVMD Series B Preferred Shares, issued and outstanding immediately prior to the Effective Time, shall be converted into one QDM Series B Preferred Shares; and

(c) the capital stock of QDM owned by the Surviving Corporation shall be cancelled without payment therefor.

4. Certificates. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding share certificate that, immediately prior to the Effective Time, represented shares of TVMD Common Stock and TVMD Series B Preferred Shares shall be deemed and treated for all corporate purposes to represent ownership of the number of shares of QDM Common Stock and QDM Series B Preferred Shares, respectively.

5. Articles of Incorporation. From the Effective Time, the Articles of Incorporation of TVMD immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided in the manner prescribed by the laws of the State of Florida, except for the addition of the following article, as required by Section 607.11045 of the FBCA:

“Pursuant to Section 607.11045 of the FBCA, any act or transaction by or involving the Corporation which requires for its adoption under the FBCA or these Articles of Incorporation the approval of the shareholders of the Corporation, will also require the approval of the shareholders of QDM International Inc., a Florida corporation, or any successor thereto by merger, by the same vote as is required by the FBCA or these Articles of Incorporation.”

6. Bylaws. The Bylaws of TVMD as in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided in the manner prescribed by the laws of the State of Florida.

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7. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of TVMD in office immediately prior to the Effective Time shall be the directors of QDM, and (b) the officers of TVMD immediately prior to the Effective Time shall continue to be the officers of QDM, all of whom shall hold their offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of QDM.

8. Effective Time. The Merger shall become effective upon filing of the filing of the Articles of Merger with the Department of State of the State of Florida pursuant to Section 607.11045 of the FBCA or at such later date as may be specified therein (the “Effective Time”).

9. Successor Issuer. It is the intent of the parties hereto that QDM be deemed a "successor issuer" of TVMD in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"). At or after the Effective Time, TVMD shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of TVMD on Form S-8.

10. Section 16 Matters. Prior to the Effective Time, the Boards of Directors of TVMD and QDM shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of TVMD or QDM who is covered person for purposes of Section 16(a) of the Exchange Act of shares of TVMD Common Stock (or derivative securities) and the receipt of shares of QDM Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

11. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

12. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or TVMD acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and TVMD, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and TVMD or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

13. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of TVMD, QDM or Merger Sub if any such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and neither TVMD, QDM or Merger Sub nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

14. Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

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15. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Florida.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

17. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

24/7 KID DOC, INC.

By:	/s/Huihe Zheng
Name:	Huihe Zheng
Title:	Chief Executive Officer

QDM INTERNATIONAL INC.

By:	/s/Huihe Zheng
Name:	Huihe Zheng
Title:	President

QDM MERGER SUB, INC.

By:	/s/Huihe Zheng
Name:	Huihe Zheng
Title:	President

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